SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the "Agreement"), dated as of December 31, 2006, is entered into by and between NYFIX, Inc., a New York Corporation with offices at 100 Wall Street, 26th Floor, New York NY 10005 (“NYFIX” or the “Company") and Lars Kragh, (the "Employee"). Each of the Company and the Employee shall be referred to herein as a “Party;” or, taken together, the “Parties.” In consideration of the mutual promises and agreements contained herein and for other good, valuable, and received consideration, Employee and the Company agree as follows:

1.            Employee’s last day of employment with the Company is December 31, 2006 (the “Effective Date”). The Employee will continue in NYFIX’s employ from today through the Effective Date on a full-time basis. This period shall be referred to as the “Transition Period”. During this Transition Period, the Employee will continue to be paid his current base salary, less applicable withholdings, and he will continue to be eligible for all of his current benefits, will be available to assist in the orderly transfer of his duties and will work on special projects as assigned. Such assistance may require reasonable travel, but the Employee will not be required to report to the office unless requested to do so.

2.            (a)         Company officials have informed Employee regarding the benefits Employee has a right to receive upon the termination of employment from the Company, as described in the attached separation letter, and explained to Employee that in addition to those benefits, the Company will give Employee certain severance benefits outlined in this Agreement (“Severance Benefits”) if, and only if, Employee signs this Agreement and complies with its terms. Employee understands that Employee is not entitled to the Severance Benefits except under this Agreement.

(b)          The Employee will have until March 31, 2007 to exercise any options validly granted to him under the NYFIX, Inc. 2001 Stock Option Plan and the NYFIX, Inc. Amended and Restated 1991 Incentive and Nonqualified Stock Option Plan that were vested as of December 31, 2006, as reflected in the Options Statement provided separately. The Employee should notify NYFIX’s Director of Human Resources, via email, on or before the aforesaid date if Employee would like to exercise any of the vested options. As NYFIX is not able to issue any stock at this time, it will retain the Employee’s exercise request on record, and notify him when it is able to issue stock, at which time, in accordance with the Company’s procedures regarding the exercise of stock options and upon payment by Employee of the cost of the options exercised plus applicable withholdings, NYFIX will cause the shares to be issued. All remaining outstanding vested options not exercised in this fashion will lapse as of March 31, 2007; all options unvested as of December 31, 2006 lapsed as of that date.

(c)          Employee agrees to reimburse the Company for any amount paid by the Company to the Internal Revenue Service (“IRS”) or other taxing authority for income, FICA or Medicare tax as a result of the exercise of stock options and stock purchase warrants by Employee, provided that the amount would be credited toward any monies owed by Employee pursuant to valid claims by the IRS or other taxing authority against Employee for which Employee has no good faith defense. For the avoidance of doubt, Employee shall have no obligation to reimburse the Company for any interest or penalties issued against the Company by the IRS or other taxing authority relating in any way to the grant and/or exercise of the stock options and stock purchase warrants by Employee. The Company and Employee each shall be solely responsible for and shall have the right to control all proceedings with the IRS and any other taxing authority that may arise in connection with the determination and assessment of their respective income tax liabilities attributable to the grant and exercise of stock options and stock warrants. At its sole option, each party may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the IRS or any taxing authority in respect to such tax (including interest and penalties thereon). The Company and Employee shall cooperate with each other in any proceedings relating to their respective tax liabilities. Following a request for reimbursement by the Company pursuant to this Section 2(c ), if Employee is relieved of the reimbursement obligation as a result of the existence of a good faith defense, Employee further agrees (i) to raise such defense if and when the IRS or other taxing authority institutes any proceeding against Employee for the same claim that gave rise to the reimbursement obligation, (ii) to reimburse the Company for any amounts paid by the Company which are credited toward monies owed by Employee for such claim, if Employee's defense is not upheld in such proceeding, and (iii) to reimburse the Company for any amounts paid by the Company which are credited toward monies owed by Employee for such claim, if Employee obtains a refund from the IRS or other taxing authority with respect to such claim.

(d)          In consideration of Employee signing this Agreement and in exchange for the promises, covenants, and waivers set forth herein (and without any other legal obligation to do so), the Company agrees to: (i) pay Employee his current base salary, $275,625, in regular bi-monthly amounts through December 31, 2007 (the “Severance Period”); (ii) pay Employee $68,811, on March 31, 2007; (iii) pay Employee the equivalent of four (4) weeks vacation in a lump sum; (iv) provided that the Employee timely and properly elects group medical and dental benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1985, the Company will reimburse him for the cost thereof, upon proof of payment, though December 31, 2007; (v) match Employee’s 401(k) contribution through December 31, 2006; and (vi) continue to pay Employee’s monthly car contribution during the Severance Period. All payments referred to herein shall be made less required and authorized withholding deductions and in accordance with the Company’s regular payroll practices in place from time-to-time. The timing for any payment provided for in this paragraph shall be subject to the provisions of Section 20 of this Agreement if the Employee is a “specified employee”.

3.            (a)         In consideration of the payment and benefits described in this Agreement, the covenants and agreements included herein, and for other good and valuable consideration, Employee, on behalf of Employee and Employee’s heirs, administrators, representatives, executors, successors, and assigns, hereby expressly and irrevocably waives, releases, acquits and forever discharges the Company and its current and former parent companies, affiliates, subsidiaries, divisions and related entities and the current and former employees, executives, managers, officers, directors, owners, shareholders, investors, representatives, administrators, fiduciaries, agents, attorneys, insurers, successors and assigns of each of them and employee benefit programs of any of them (and the trustees, administrators, fiduciaries and insurers of any such programs) and any other person acting by, through, under, or in concert with any of the aforementioned persons or entities (collectively, the “Company Released Parties”) from all debts, obligations, promises, covenants, agreements, contracts,

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endorsements, bonds, controversies, suits, actions, causes of action, counterclaims, crossclaims, judgments, damages, expenses, claims or demands, in law or equity, which Employee ever had, now has, or which may arise in the future, regarding any matter arising on or before the date of Employee’s execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding Employee’s employment with or termination of employment from the Company or any current or former subsidiary or affiliate of the Company, all claims based on any contract (express or implied, including any employment agreement between the Company and Employee including, without limitation, the agreement dated as of January 2003), fraud, misrepresentation, stock fraud, defamation, wrongful termination, estoppel, retaliation, intellectual property, personal injury, spoliation of evidence, emotional distress, public policy, wage and hour law, statute or common law, claims for severance pay, claims related to stock options, whether stock option grants, stock option exercises (or non-exercises) or otherwise, health benefits and/or fringe benefits, claims for attorneys’ fees, vacation pay, sick pay or bonuses, debts, accounts, any benefit plan, any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys' fees, any tort, all claims arising under any federal, state or local statute, law, rule, regulation or ordinance, all claims for alleged discrimination based upon any protected category, including race, color, sex, age, religion, sexual orientation, disability or national origin, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1991; the Fair Labor Standards Act; the New York State Human Rights Law; the New York City Human Rights Law; the Connecticut Fair Employment Practices Act; or any other federal, state or local statute, law, rule, regulation or ordinance of any kind. Employee does not waive or release: (i) any claim regarding any matter arising after the execution of this Agreement; (ii) any claim Employee may have against any employee benefit and/or pension plan or funds for accrued and vested benefits under any Company employee benefit plan, or for vested stock options; or (iii) any claim that Employee may have for defense and indemnification under the terms of the Company by-laws or insurance policies (including Directors & Officers policies) with respect to actions or conduct that occurred on or before the Effective Date, regardless of whether the Employee makes the claim before or after the Effective Date, provided that the Employee makes any such claim in a timely manner.

(b)          Employee hereby represents and agrees that Employee has not filed any lawsuit against the Company or any other Company Released Party or filed or caused to be filed any charge or complaint against the Company or any other Company Released Party with any municipal, state, or federal agency charged with the enforcement of any law. Employee also agrees, to the extent consistent with applicable law, not to initiate any legal action, charge, or complaint against the Company or any other Company Released Party in any forum whatsoever in connection with the claims released by Employee in this Agreement. In addition, to the extent any such action may be brought, Employee expressly waives any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action, or in connection with any action brought by a third party.

(c)          Employee represents and warrants that Employee is the sole owner of the claims Employee releases herein and has not directly or indirectly transferred or assigned

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any such claims to anyone else, and Employee has the full right and power to execute the releases and agreements in this Agreement.

4.            Employee acknowledges and understands that Employee is releasing claims against Released Parties regarding any matter arising on or before the Effective Date, and that Employee has released and waived claims and rights hereunder knowingly and voluntarily, in exchange for consideration in addition to anything of value to which such Party already is entitled.

5.            Employee acknowledges that employment with the Company has brought Employee into close contact with many confidential affairs of the Company, including information about the Company's trade secrets, proprietary information, products and methods, client lists, financial affairs, books and records, commitments, procedures, plans and prospects, products and technologies in development, strategies, current or prospective transactions or business of the Company, costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes, business affairs and methods, and other information not readily available to the public (collectively, “Confidential Information”). Employee further acknowledges that the business of the Company is international in scope, that its products and services are marketed throughout the world, that the Company competes in nearly all of its business activities with other entities that are or could be located in nearly any part of the world, and that the nature of Employee’s services, position and expertise are such that Employee is capable of competing with the Company from nearly any location in the world. In recognition of the foregoing, Employee hereby covenants and agrees:

(a)          Employee shall keep secret all confidential and proprietary matters of the Company, including the Confidential Information, and shall not disclose such matters to anyone outside of the Company at any time, except with the Company’s written consent, provided that: (i) Employee shall have no such obligation to the extent such matters are or become publicly known other than as a result of Employee’s breach of any obligation to the Company; and (ii) Employee shall have no such obligation to the extent such matters are received by Employee from a third party with the right to disclose it.

(b)          Employee shall keep every term of this Agreement confidential and will not hereafter disclose the existence of this Agreement, the fact that a separation agreement was being discussed or considered, the substance or contents of this Agreement, or the amount or fact of payment of money or provision of benefits (collectively “Separation Issues”) to any person or persons, or engage in any other conduct that suggests the negotiation or existence or amount or extent or terms of this Agreement; provided, however, that (i) Employee may disclose the fact, existence and terms of the non-solicitation, non-compete, and confidentiality provisions set forth in this Section 5 to prospective employers and business partners who request such information; (ii) Employee may disclose information concerning the Separation Issues to Employee’s tax advisors, attorneys, and immediate family, provided that Employee inform such individuals that they must not reveal such information to any third party and must maintain the strictest confidentiality regarding such information; and (iii) Employee may disclose the information described in Sections 5(a) and (b) of this Agreement pursuant to a subpoena, court order, or other judicial or regulatory or governmental process, provided that Employee shall first notify the Company in writing of the request for such disclosure and cooperate fully with the

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Company to legally resist disclosure of the information prior to actual compliance with the request.

(c)          Employee agrees that Employee will not denigrate, disparage defame, impugn or otherwise damage or assail the reputation or integrity of the Company or any Company Released Party. The Company agrees to use its best efforts, and to specifically instruct those with authority to speak about Employee, not to denigrate, disparage, defame, impugn or otherwise damage or assail the reputation or integrity of Employee.

(d)          Employee shall not, for a period of 12 months after the Effective Date, without the prior written consent of the Company: (i) employ or solicit for employment, directly or indirectly, on Employee’s own behalf or on behalf of any entity with which Employee is affiliated, any person who was employed by or a consultant to the Company, or any of its subsidiaries or affiliates, at any time within the 12 months prior to the Effective Date; or (ii) induce or encourage any such person to leave the employ of the Company, or any of its subsidiaries or affiliates. This provision shall not apply to any employee of the Company terminated as of the Effective Date.

(e)          Employee shall not, through May 31, 2007, without the prior written consent of the Company, accept any employment, provide any services, advice or information, or assist or engage in any activity, directly or indirectly, with any Competing Business (as defined below), whether as an employee, owner, consultant, independent contractor, partner, joint venturer, or in any other capacity, whether paid or unpaid; provided, however, that the foregoing shall not be deemed to prohibit Employee from acquiring, solely as an investment and through market purchases, securities of any entity which are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded, so long as Employee is not part of any control group of such entity and such securities, if converted, do not constitute more than five percent (5%) of the outstanding voting power of that entity.

(f)           Employee agrees to cooperate with the Company in connection with any current or future inquiries or investigations by any governmental authority or agency (e.g. SEC), or any lawsuit by any third party involving the Company, its officers and directors (present or past), or the Employee. The Company shall provide Employee representation and defense for such inquiry, investigation or lawsuit upon receipt of notice from Employee of such inquiry, investigation or lawsuit and shall pay and advance Employee his reasonable expenses incurred as a result of such cooperation, so long as such payment and advance is in accordance with the Company’s by-laws.

(g)          Employee reserves all rights to any applicable defense or indemnification under the terms of the Company’s by-laws or insurance policies (including Directors & Officers policies) with respect to actions or conduct that occurred on or before the Effective Date, regardless of whether Employee makes such a claim before or after the Effective Date, provided that Employee makes any such claim in a timely manner.

(h)          Employee shall not, from the date hereof through May 31, 2007, without the prior written consent of the Company, directly or indirectly solicit or encourage, or attempt to solicit or encourage, any client or customer of the Company or its affiliates with

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whom Employee had dealings or about whom Employee acquired confidential or proprietary information during employment with the Company to do business with any Competing Business.

(i)           For purposes of this Agreement, “Competing Business” means any person, business, organization, or other entity which competes with any of the businesses of the Company or with any business contemplated by the Company, during the Employee’s term of employment with the Company.

(j)           Employee acknowledges that: (i) the terms of this Section 5 are reasonable and necessary to protect the Company’s legitimate interests; (ii) this Section’s restrictions will not prevent Employee from earning or seeking a livelihood; (iii) this Section’s restrictions shall apply wherever permitted by law; and (iv) Employee’s violation of any of this Section’s terms would irreparably harm the Company. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if Employee violates any of the provisions of this Section 5 the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Employee agrees that if Employee sues or otherwise initiates a legal action against the Company or any of the Company Released Parties asserting any claims that are released in Section 3 hereof, or if Employee breaches any promise made in this Section 5, Employee will pay the reasonable attorneys’ fees, costs, and damages that the Company or any Company Released Party may incur as a result thereof, and all remaining provisions of this Agreement shall remain in full force and effect.

(k)          In the event that any court of competent jurisdiction determines that any paragraph or clause of this Section 5 is not enforceable or is void due to public policy or for any other reason, then the paragraph or clause involved shall be redrafted as consistent as possible with the intent of this Section 5 so as to be enforceable. In the event such paragraph or clause cannot be so drafted, then such paragraph or clause shall be deemed to not be a part of this Section 5, and all other provisions of this Section 5 and this Agreement shall remain in full effect and enforceable.

6.            Employee understands and agrees that Employee’s obligations under Section 5 above are material inducements to the Company to enter into this Agreement. Without limiting the Company Released Parties' remedies in any way, Employee agrees that the Company and the other Released Parties shall be entitled to seek specific enforcement or any other mode of injunctive and/or other equitable relief (without the necessity of showing any actual damage or posting a bond or furnishing any other security) to prevent any breach of Section 5 and/or to enforce their rights under such Section by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company or another Company Released Party, as the case may be, and that money damages will not provide an adequate remedy to the Company or any other affected Company Released Party. Nothing in this Section 6 shall be construed to limit the right of the Company or any other affected Company Released Party to collect money damages if Employee breaches any provision of this Agreement, including, without limitation, Section 5 hereof. Employee agrees to reimburse the Company Released Parties for all costs and expenses (including without limitation

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court costs and reasonable attorneys' fees) incurred by any of them in enforcing any provision of this Agreement.

7.            Employee agrees that Employee will cooperate fully with the Company in the resolution of any disputes or litigation which the Company may face for which Employee may have knowledge of any facts or events, material or otherwise and, except where prohibited by applicable law, Employee will not voluntarily discuss any such disputes, litigation, facts or events with anyone other than the Company. The Company agrees that any such requests for cooperation will be reasonable and where feasible shall occur during non-business hours unless by mutual agreement. The Company agrees to reimburse Employee for any reasonable costs incurred by Employee in connection with carrying out Employee’s obligations under this Section 7.

8.            Within two business days after the Effective Date, or earlier at its request, Employee will return to the Company all remaining files, memoranda, documents, records, copies of the foregoing, the Company-provided credit cards, keys, building passes, security passes, access or identification cards, computer and telephone equipment, and any other property of the Company in Employee’s possession or control, including any written, electronic, or computerized materials, records, files, and documents made by Employee or coming into Employee’s possession during the course of employment with the Company which contain or refer to the Confidential Information. Employee agrees that if Employee owes any amounts to the Company (directly or through third party accounts, such as non-business-related charges on a Company-issued credit card or cellular telephone) following the Effective Date, Employee hereby authorizes the Company to deduct the full value of such amounts from any payments owed to Employee under this Agreement after sending the back-up documentation to Employee and giving Employee the opportunity to dispute the legitimacy of such changes with documentation.

9.            Nothing in this Agreement is intended to or shall be construed as an admission by the Employee, the Company or any other Released Party that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Employee, the Company or any of the other Employee or Company Released Parties or otherwise. Each of the Employee, the Company and other Released Parties expressly denies any such illegal or wrongful conduct.

10.          This Agreement constitutes the entire agreement between Employee and the Company with respect to the subject matter hereof, and supercedes and cancels all prior written or oral agreements, if any, between Employee and the Company with respect to such subject matter. Employee affirms that, in entering into this Agreement, Employee is not relying upon any oral or written promise or statement made by anyone at any time on behalf of the Company.

11.          Employee agrees to send all communications to the Company in writing, by certified or overnight mail, addressed as follows (or in any other manner the Company notifies Employee to use):

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Maria Caro-Rainford

Director-Human Resources

NYFIX, Inc.

100 Wall Street, 26th Floor

New York, NY 10005

with a copy to:

Brian Bellardo

General Counsel

NYFIX, Inc.

100 Wall Street, 26th Floor

New York, NY 10005

12.          No provisions of this Agreement may be modified, waived, amended or discharged except by a written document signed by Employee and a duly authorized Company officer.

13.          This Agreement binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Company Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns. This Agreement binds the Company and its successors and assigns and will inure to the benefit of Employee’s heirs, administrators, representatives, executors, successors and assigns.

14.          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. A waiver of any condition or provision of this Agreement in a given instance shall not be deemed a waiver of such condition or provision, or any other condition or provision, at any other time. If any provision, term or clause of this Agreement is declared illegal, unenforceable or ineffective in a legal forum, such provision, term or clause shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

15.          The validity, interpretation, construction, and performance of this Agreement shall be governed by the internal laws of the State of New York (excluding any that mandate the use of another jurisdiction’s laws). The parties agree that any action to enforce the terms of this Agreement shall be brought in state or federal court located in the County of New York, New York; provided, however, that an action by the Company to enforce its rights under Section 6 may be brought in any court of competent jurisdiction, which court shall apply the internal laws of the State of New York (excluding any that mandate the use of another jurisdiction’s laws).

16.          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

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17.          This Agreement shall be construed as a whole according to its fair meaning, and shall not be construed strictly for or against Employee or the Company. Unless the context indicates otherwise, the singular or plural number shall be deemed to include the other.

18.          Any compensation or benefits payable under this Agreement shall be subject to applicable federal, state and local withholding taxes and allowances, where appropriate.

19.	Notwithstanding any other provision of this Agreement to the contrary:

(a)          The Company and Employee agree that, by entering into this Agreement, Employee does not waive rights or claims that may first arise after the date this Agreement is executed.

(b)          The Company and Employee agree that this Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) to enforce the ADEA and other laws, and further agree that this Agreement shall not be used to justify interfering with Employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The Company and Employee further agree that Employee knowingly and voluntarily waives all rights or claims (that arose prior to Employee’s execution of this Agreement) that Employee may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys’ fees) as a consequence of any charge filed with the EEOC, and of any litigation concerning any facts alleged in any such charge.

(c)          This Agreement shall not affect or be used to interfere with Employee’s protected right to test in any court, under the Older Worker Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights set forth in this Agreement.

(d)          The Company and Employee agree that, for a period of seven (7) days following the execution of this Agreement, Employee has the right to revoke this Agreement by written notice to Maria Caro-Rainford with a copy to Mr. Brian Bellardo, at the address set forth above.

(e)          The Company and Employee further agree that this Agreement shall not become effective or enforceable until the eighth (8th) day after the execution of this Agreement; and that in the event Employee revokes this Agreement prior to the eighth (8th) day after the execution of this Agreement, this Agreement, and the promises contained in this Agreement, shall automatically be deemed null and void.

(f)           The Company hereby advises and urges Employee in writing to consult with an attorney prior to executing this Agreement. Employee represents and warrants that the Company gave Employee a period of at least twenty-one (21) days in which to consider this Agreement before executing this Agreement.

(g)          Employee’s acceptance of the monies paid by the Company, as described in Section 2(c) of this Agreement, at any time more than seven (7) days after the execution of this Agreement shall constitute an admission by Employee that Employee did not

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revoke this Agreement during the revocation period of seven (7) days; and shall further constitute an admission by Employee that this Agreement has become effective and enforceable.

(h)          If Employee executed this Agreement at any time prior to the end of the greater than twenty-one (21) day period that the Company gave Employee in which to consider this Agreement, such early execution was a knowing and voluntary waiver of Employee’s right to consider this Agreement for at least twenty-one (21) days, and was due to Employee’s belief that Employee had ample time in which to consider and understand this Agreement, and in which to review this Agreement with an attorney.

20.          This Agreement is intended to satisfy in form and operation the requirements of the terms of Section 409A of the Code to the extent applicable and any applicable guidance or regulations, including transition rules, thereunder (collectively, “Section 409(A)”). To the extent required by Section 409A, and notwithstanding any other provision of this Agreement, no payment or benefit that constitutes deferred compensation for purposes of Section 409A will be provided to Employee following his separation from service prior to the first to occur of (i) the date of Employee’s death or (ii) the first day of the seventh month following the month in which his separation from service occurs, if he is a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code). Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum promptly following the first to occur of the two dates specified in the immediately preceding sentence. Without limiting the generality of the foregoing, the payments provided for in Section 2 shall be delayed as provided for in this Section 20 if the Employee is a “specified employee”. The parties hereto recognize that certain provisions of this letter agreement may be affected by Section 409A of the Internal Revenue Code and it is understood and agreed that you are responsible for consulting with your tax advisor regarding the potential impact of Section 409A regarding the pay and benefits provided herein. It is also understood and agreed that NYFIX is not responsible for any adverse consequence from the application of Section 409A to the pay and benefits provided herein.  The parties agree to negotiate in good faith to amend this letter agreement or to take such other actions as may be necessary or advisable to comply with Section 409A.

(a)          Notwithstanding any other provision of this Agreement, any "parachute payment" to be made to or for the benefit of Employee, whether pursuant to this Agreement or otherwise, shall be modified to the extent necessary so that the requirements of either subparagraph (i) or (ii) below are is satisfied:

(i)           The aggregate "present value" of all "parachute payments" payable to or for the benefit of Employee, whether pursuant to this Agreement or otherwise, shall be less than three times Employee's "base amount"; or

(ii)          Each "parachute payment" to or for the benefit of Employee, whether pursuant to this Agreement or otherwise, shall be in an amount which does not exceed the portion of the "base amount" allocable to such "parachute payment".

(iii)         For the purposes of this limitation, no "parachute payment," the receipt of which Employee shall have effectively waived prior to the date which is fifteen

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(15) days following termination of employment and prior to the earlier of the date of constructive receipt and the date of payment thereof, shall be taken into account.

(b)          Notwithstanding any other provision of this Agreement, no "illegal parachute payments" shall be made to or for the benefit of Employee.

(c)	For purposes of this Section:

(i)           The term "base amount" shall have the meaning set forth in section 280G (b) (3) of the Code;

(ii)          The term "parachute payment" shall mean a payment described in section 280G (b) (2) (A) and not excluded under Section 280G (b) (6) of the Code;

(iii)        The term "illegal parachute payment" shall mean a payment described in section 280G (b) (2) (B) of the Code;

(iv)         “Present value" shall be determined in accordance with section 280G (d) (4) of the Code; and

(v)          The portion of the "base amount" allocable to any "parachute payment" shall be determined in accordance with section 280G (b) (3) of the Code.

(d)          This Section shall be interpreted and applied to limit the amounts otherwise payable to Employee under this Agreement or otherwise only to the extent required to avoid the imposition of excise taxes on Employee under section 4999 of the Code or the disallowance of a deduction to the Company under section 280G(a) of the Code, except that Employee shall be presumed to be a disqualified individual for purposes of applying the limitations set forth in subsection (a) above without regard to whether or not Employee meets the definition of disqualified individual set forth in section 280G(c) of the Code. In the event that the Company and Employee are unable to agree as to the application of this Section, the Company's independent auditors shall select independent tax counsel to determine the amount of such limits. Such selection of tax counsel shall be subject to Employee's consent, provided that Employee shall not unreasonably withhold his consent. The determination of such tax counsel under this Section shall be final and binding upon the Company and Employee.

21.          The Chief Executive Officer may, and upon reasonable written request from Employee shall, provide to Employee information as to the amount, if any, to which Employee is entitled under the terms of Section 2 of this Agreement following termination of his employment (“Termination Pay”). If Employee disagrees with such determination, he shall provide written notice to that effect to the Chief Executive Officer. If no such notice is received by the Chief Executive Officer within the later of sixty (60) days after the termination of Employee’s employment with the Company or ninety (90) days after Employee receives written notification of the amount of Termination Pay from the Chief Executive Officer, the Chief Executive Officer’s determination shall be final, and no claim for a different Termination Pay shall be permitted. In the event any such claim is duly filed for a different Termination Pay, the Chief Executive Officer shall exercise his best efforts to act upon such claim within sixty (60) days after its receipt. If such claim is denied, in whole or in part, the Chief Executive Officer

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shall give notice in writing of such denial to Employee within sixty (60) days after receipt of the claim, setting forth (i) one or more specific reasons for such denial; (ii) specific reference to pertinent provisions of this Agreement on which the denial is based; (iii) a description of any additional material or information necessary for Employee to perfect the claim and an explanation of why such material or information is necessary; and (iv) information to the effect that Employee may request a full review of such claim by filing with the Chief Executive Officer, within sixty (60) days after Employee has received such notice, a request for such review, including, a statement of the Chief Executive Officer’s opinion as to whether, in the Company’s opinion, Employee has a right to bring a civil action under Section 502 of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended following an adverse benefit determination on review, and, if so, a statement of that right. In the event any such request for review is duly submitted, the Chief Executive Officer shall review the claim within sixty (60) days and Employee shall be given written notice of the result of such review, which shall be final within the Company, but shall be subject to review under the Agreement to Arbitrate Claims. If such claim is denied in whole or in part, such notice shall include (i) one or more specific reasons for such denial; (ii) specific reference to pertinent provisions of this Agreement on which the denial is based; (iii) a statement that Employee is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and (iv) a statement of the Chief Executive Officer’s opinion as to whether, in the Company’s opinion, Employee has a right to bring a civil action under Section 502 of ERISA, and, if so, a statement of that right. Employee may designate any other person to act on his behalf in pursuing a benefit claim or appealing the denial of a benefit claim under the terms of these procedures. The Company in its discretion may amend, modify or eliminate these procedures or substitute different procedures, at any time and from time to time, provided that any such change does not materially affect Executive’s review rights in an adverse manner under this Section 23 without Executive’s prior written consent.

22.          As part of the consideration for the payments set forth herein, Employee agrees that he will execute any documents necessary or requested for perfection of any intellectual property rights of the Company. Specifically, Employee agrees to execute an assignment to any patent or patent application on which Employee is named as an inventor which the Company is presently maintaining or prosecuting. Employee does not assert any inventorship rights in any patent or patent application presently maintained or prosecuted by the Company, other than as presently asserted in the Company’s patents and patent applications.

23.          The Company will sign a letter of reference drafted by Employee, provided it is reasonable and truthful.

CONSULT WITH A LAWYER BEFORE SIGNING THIS AGREEMENT AND RELEASE. BY SIGNING THIS AGREEMENT YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

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THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, UNDERSTAND EACH OF ITS TERMS, AND INTEND TO BE BOUND THEREBY:

Employee Name By: /s/Lars Kragh (Please sign) Date: March 1, 2007	NYFIX, INC. By: /s/Steven Vigliotti Title: Chief Financial Officer Date: February 16, 2007

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